Exhibit 99.3

SHARES OF COMMON STOCK
OFFERED THROUGH SUBSCRIPTION RIGHTS DISTRIBUTED TO STOCKHOLDERS OF
COMMUNITY CENTRAL BANK CORPORATION

To: Securities Dealers, Banks, Trust Companies and Other Nominees

This letter is being distributed to you in connection with the offering by Community Central Bank Corporation of non-transferable subscription rights to purchase up to _____________ shares of common stock at a price of $_________ per share. The subscription rights for this rights offering were distributed to holders of record of Community Central Bank Corporation common stock as of the close of business on ___________ __, 2004. The rights offering and subscription rights are described in the enclosed Prospectus. Certain directors of Community Central Bank Corporation, as described in the Prospectus, may purchase any shares of common stock not subscribed for in the rights offering.

Each beneficial owner of common stock registered in your name or the name of your nominee is entitled to one subscription right for every ____ shares of Community Central Bank Corporation common stock owned by the stockholder on ___________ __, 2004. Each subscription right entitles the holder to purchase one share of common stock at $_____ per share. Because the number of rights issued to each record holder will be rounded up to the nearest whole number, beneficial owners of common stock who are not the record holders of their shares may receive one less right under certain circumstances than beneficial owners of common stock who are the record date holders of their shares. We are asking you to contact your eligible clients for whom you hold shares of common stock registered in your name, or in the name of your nominee, to obtain instructions with respect to the subscription rights. Enclosed are copies of the following documents.

  Prospectus;
  Subscription Order Form (need not be distributed);
  Form of Broker Letter to Clients, which you may choose to send to your clients;
  Beneficial Owner Election Form;
  Nominee Holder Certification;
  A Notice of Guaranteed Delivery for Subscription Order Forms issued by Community Central
  Bank Corporation; and
  Return envelope addressed to Equiserve Trust Company, N.A.

YOUR PROMPT ACTION IS REQUESTED. THE RIGHTS OFFERING AND SUBSCRIPTION RIGHTS WILL EXPIRE AT 5:00 P.M. MICHIGAN TIME ON ____________, 2004 (THE "EXPIRATION DATE"). Subscription rights can be exercised by delivering a properly completed and executed Subscription Order Form and payment in full to Community Central Bank Corporation as indicated in the Prospectus and the Subscription Order Form, so that we receive such documents and payment prior to 5:00 p.m. Michigan Time on the Expiration Date. Complete and submit to Community Central Bank Corporation, the Nominee Holder Certification, if applicable.

Additional copies of the enclosed materials may be obtained and questions may be answered by contacting the Subscription Agent, Equiserve Trust Company, N.A., toll free at (800) 526-9365.

YOU ARE NOT AN AGENT OF COMMUNITY CENTRAL BANK CORPORATION, EQUISERVE TRUST COMPANY, N.A., OR ANY OTHER PERSON WHO IS DEEMED TO BE MAKING OR WHO IS MAKING OFFERS OF COMMON STOCK IN THE RIGHTS OFFERING, AND YOU ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

Very truly yours, David A. Widlak Chief Executive Officer